Filed Pursuant to Rule 433
Registration No. 333-142792
Amaizing Energy Holding Company, LLC The information in this presentation is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This presentation is not an offer to sell these securities. Neither we nor the selling security holders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Forward-Looking Statements Certain statements in this material are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to future financial and operating results, cost savings, enhanced revenues as well as other statements of expectations regarding future results or expectations. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Amaizing Energy Holding Company, LLC ("Amaizing Energy"). The forward-looking statements are also based on various operating assumptions that may not be realized. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. Amaizing Energy does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this material. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Revenues may be lower than expected; customer and employee relationships and business operations may be disrupted; the ability to obtain required approvals, and the ability to complete the projects on the expected timeframe; changes in or elimination of laws, tariffs, trade or other controls or enforcement practices (such as: national, state or local energy policies; Federal ethanol tax incentives; regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives; state and federal regulations restricting or banning the use of Methyl Tertiary Butyl Ether; and environmental laws and regulations and the enforcement thereof); changes in weather and general economic conditions; overcapacity within the ethanol and petroleum refining industries; total United States consumption of gasoline; availability and costs of products, raw materials and supplies, particularly corn, coal and natural gas; labor relations; fluctuations in petroleum prices; failure to comply with applicable laws and regulations; ability to generate free cash flow to invest in the business and service indebtedness and preferred stock preferences; limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock; ability to raise additional capital and secure additional financing; ability to retain key employees; liability resulting from actual or potential future litigation; plant shutdowns or disruptions at proposed plants; the rate of adoption of products and services; ability to grow revenue and margins; ability to implement business and expansion strategies; competition and the impact of competition on pricing; general economic conditions; product pricing; operating efficiencies; the cost of compliance with environmental and health standards; and actions of domestic and foreign governments. These and other factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth from time to time in Amaizing Energy 's public filings with the SEC and public statements by Amaizing Energy. Viewers of this material are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward- looking statements. 1

Introduction Introduction Sam Cogdill - Chairman & CEO Al Jentz - President & General Manager Brian Thome - TH Partners, LLC Business Overview Existing Operations Site Characteristics Investment Opportunity Financial Information Industry Drivers Summary and Discussion 2

Introduction Pursuing large scale, low cost production strategy Currently operating a 40 mmgy nameplate facility in Denison, Iowa, which can operate at 55 mmgy Constructing a 100 mmgy+ plant in Atlantic, Iowa Plans to expand Denison plant by an additional 40 mmgy nameplate capacity Resulting in approximately 200 mmgy nameplate production Positioned as a platform for further growth within a growing and consolidating industry 3

Milestones for Growth Founding of Amaizing Energy LLC (Denison Plant) June 2001 Initial equity drive completed March 2004 Groundbreaking at Denison September 2004 Completion of Denison Plant September 2005 Formation of Holding Company January 2007 Acquisition of Atlantic Site through merger January 2007 Groundbreaking at Atlantic Site Summer 2007 Expected commencement of expansion of Denison Plant 2nd Quarter 2008 Anticipated completion of Atlantic Plant 3rd Quarter 2009 Expected completion of expansion of Denison Plant 4th Quarter 2009 4

Summary of Operating Structure Amaizing Energy Holding Company, LLC Amaizing Energy Denison, LLC Amaizing Energy Atlantic, LLC Denison Plant expansion to approximately 100 million gallons Existing Denison Plant 55 million gallons Atlantic Plant 100 mmgy (nameplate) capacity 5

Business Strategy Grow operations to achieve 200 mmgy by 2009 Pursue select acquisitions and mergers Pursue low-cost operating strategy Capitalize on ethanol marketing advantage Employ strategic risk mitigation techniques Grain procurement/distillers marketing 6

Plant Development Strategy Developing two plants with total capacity in excess of 200 mmgy Fagen/ICM construction and process technology High visibility growth plan in place through 2009 combines in-production assets with expansion and development Iowa Denison Atlantic 7

Summary of Operations Denison Denison Atlantic Atlantic Current Expanded Capacity Capacity 100 mmgy (nameplate) 55 mmgy Expansion to 100 mmgy Status Status Construction Operating Development Construction Start Date Construction Start Date Q4/07 N/A Q2/08 Estimated Completion Estimated Completion Q3/09 N/A Q4/09 Builder/Technology Builder/Technology Fagen/ICM Fagen/ICM Fagen/ICM Corn Processed/Year Corn Processed/Year 36 mm bu 19.5 mm bu 36 mm bu Primary Energy Source Primary Energy Source Natural gas Natural gas Natural gas Lender Lender $90 million commitment from CoBank CoBank In negotiation Total Cost Total Cost $193.9 million $77.4 million (pro forma) $99.5 million Cumulative Cost Cumulative Cost $193.9 million N/A $173.9 million Cumulative Cost per Gallon Cumulative Cost per Gallon $1.94 N/A $1.74 Grants/Other Grants/Other Property tax abatement amortized equally over 5 years; TIF Property tax abatement; Investment tax credit; 100% rebate of state sales and utility use taxes Property tax abatement; Investment tax credit; 100% rebate of state sales and utility use taxes 8

Atlantic, Iowa - Site Characteristics 110 Acres Transportation and delivery: Located 0.5 mile from State Highway 83, 8 miles from U.S. Interstate 80, and 3 miles miles from U.S. Highways 6 and 71 Rail service: Located along the Iowa Interstate Railroad, which runs from Council Bluffs, IA to Chicago, IL and provides access to all major carriers Unit train - yes Corn supply/demand: 2006 production in eight County region: 168 million bushels 2007 production in eight County region: 153 million bushels Consumption in the eight County region: 137 million bushels Historical basis $0.30 under CBOT Water: onsite wells and/or municipal supply Natural Gas: to be provided by Aquila via Northern Natural Gas Electricity: to be provided by Atlantic Municipal Utility Permits: entered into agreement with Air Resources Specialists, Inc. to provide consulting services to obtain the requisite State of Iowa air quality and storm water permits; air construction permit has been approved 9

Denison, Iowa - Site Characteristics 109 Acres Transportation & Delivery: Adjacent to U.S. Highways 30 and 59, with close proximity to State Highways 39 and 141 Rail service: Rail road - the site is located between the Canadian National and Union Pacific rail lines Unit train - upon completion of expansion, Denison will have unit train loading capabilities Corn supply/demand: Significant portion of grain is sourced from unit holders in Amaizing Energy Holding Company, LLC 2006 production in nine county region: 200 million bushels 2007 production in nine county region: 219 million bushels Consumption in the nine county region: 126 million bushels Historical basis $0.36 under CBOT Water: three sources onsite (municipal and two separate wells). Improvements under evaluation for expansion. Natural Gas: currently purchased from Cornerstone Energy, Inc., delivered via Northern Natural Gas pipeline. Improvements required for expansion. Electricity: purchased from Harrison County REC. Permits: entered into agreement with Air Resources Specialists, Inc. to provide consulting services to obtain the requisite State of Iowa air quality and storm water permits 10

Organizational Strengths In-production assets combined with high visibility growth plans Efficient capital cost per incremental gallon Plant management/performance High quality locations: Plentiful corn supply, with a historical basis of $0.36 under CBOT Grain storage - 20 days storage (Atlantic)/26 days storage (expanded Denison) Rail access - unit trains Local market demand for distiller's grains Low operating costs per gallon Grain origination Systems/operating improvements Risk management 11

Grain Origination


WOODBURY
IDA
SAC
CAL-
HOUN
WEBSTER
HAMIL-
TON
MONONA
CRAWFORD
CARROLL
GREENE
BOONE
STORY
HARRISON
SHELBY
AUDU-
BON
GUTHRIE
DALLAS
POLK
POTTAWATTA
MIE
CASS
ADAIR
MADISON
WARREN
MILLS
MONT-
GOMERY
ADAMS
UNION
CLARKE
LUCAS
FREMONT
PAGE
TAYLOR
RING-
GOLD
DECATUR
WAYNE
1
2
3
4
5
6
7
8
9

1. *Amaizing – Denison, IA*
2. *Quad-County – Galva, IA*
3. *POET – Coon Rapids, IA*
4. *POET – Corning, IA*
5. *Green Plains Renewable Energy – Shenandoah*
6. *Platinum Ethanol – Arthur, IA*
7. *Amaizing Energy – Atlantic, IA*
8. *Hawkeye Holdings – Menlo, IA*
9. *Southwest Iowa Renewable Energy – Council E*

Circles represent a 40 miles radius around the Amaizing Denison location and a 45 mile radius around the Amaizing Atlantic location
Information per FCStone

12

Grain Origination (cont.) Crawford County Cass County Information per FCStone 13

Risk Management Strategy and Policies determined by Board of Directors Proactive approach Structured program targeting ethanol net margin Work closely with FCStone Objectives: Focus commodity pricing decisions on net ethanol margin Effective communication Implement strategy to protect margins Lock in acceptable margins using preset targets 14

Strategic Partners Design Build Agreements - Fagen Inc. Construction Financing - CoBank Permits - Air Resources Specialists Inc. Marketing Agreements - Provista (ethanol), United Bio-Energy (DDGs) Risk Management - FCStone Group, Inc. Grain Origination Data and Market Research - ProExporter 15

Capital Plan Total cost of development of approximately $293 million Funding Requirements/Sources* Funding Requirements/Sources* Atlantic only Atlantic & Denison (Expansion) Total Required Capital $194.0 million $293.5 million Sources of Capital: New Project Debt (CoBank)** $90.0 million $130.4 million Existing Project Debt (Denison) $28.8 million $28.8 million Equity $40.0 million $120.0 million Paid in Capital $14.3 million $14.3 million Cash from Denison Operations $20.9 million -- Total $194.0 million $293.5 million * Assumes minimum equity raise of $40.0 million for Atlantic and maximum equity raise of $120.0 million for Atlantic project and Denison expansion ** $90 million commitment from CoBank for Atlantic project; Denison expansion in negotiation 16

Total Estimated Project Costs Atlantic Denison (Expansion) Total Project Cost $193.9 million $99.5 million Incremental Gallons/Yr 100 mmgy 40 mmgy Components: Fagen Contract Price $126.6 million $65.8 million Working Capital $15.0 million $6.0 million Construction Slot Acquisition $10.0 million -- Financing Costs $8.2 million $5.8 million Land Purchase, Site Development $6.7 million $1.6 million Rail System $4.5 million $5.0 million Organization Costs $4.1 million $1.4 million Contingency $4.0 million $2.9 million Water Systems & Fire Protection $6.3 million $1.5 million Electrical Substation & Service $3.0 million -- Natural Gas $0.5 million $3.1 million Additional Corn Storage $2.5 million -- Additional Ethanol Storage -- $3.0 million Other $2.5 million $3.4 million Total $193.9 million $99.5 million 17

Historical Financial Results EBITDA/Gallon Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Denison 0.366 0.643 0.847 1.049 1.5 0.198 0.601 Quarterly EBITDA Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Denison 0.2 4.2 7.8 10.9 13.7 20 2.7 8.1 ($ in millions) 2006 2007 2005 2007 (Fiscal years ended September 30) 2005 2006 19

EBITDA/Gallon 20

Consolidated Capitalization (1) Pro forma for the issuance of equity and debt sufficient to fund the Atlantic construction and Denison expansion. See pp. 15 and 16. (dollars in thousands) 21

Ownership as of 9/30/07 22

Industry Demand & Supply Drivers List of Industry drivers: Economics (cost advantages of blending) Transportation Infrastructure Challenges Refining capacity Political 23

Refining Capacity Dichotomy between U.S. oil consumption and production Dichotomy expected to continue to 2030 24

Political Support Government push for Flexible-Fuel Vehicles (FFVs) Energy Independence and Security Act of 2007 (H.R. 6) promotes use of advanced technology vehicles (FFV, hybrid, etc.) by 2015 and requires improved fleet mileage standards. Goal of GM, DaimlerChrysler and Ford that 50% of all new vehicles are FFVs by 2012 In such a scenario, demand for ethanol could reach 60 billion gallons by 2030 The Energy Independence and Security Act of 2007 (H.R. 6) was signed into law on December 19, 2007. Expanded Renewable Fuels Standard (RFS) sets annual requirements for the amount of renewable fuels produced and used in motor vehicles. 9 billion gallons of renewable fuels in 2008, increasing to 36 billion gallons by 2022. 15 billion gallons of ethanol may be derived from corn. 25

Corn Implications Future acreage shifts & needs to meet corn, soy, wheat Capability for 25 billion bushels of corn Farmers are expected to shift acreage towards corn as demand increases. Shift will mainly come from soy fields. NCGA/USDA Long-term Projections. USDA Long-term Projections, Feb 2007 and William Blair & Co, L.L.C. estimates Per National Corn Growers' Association, currently have 30 million acres of CRP and it is estimated that 12 million acres could come out without any negative environmental impacts. 26

Conclusion Investment Highlights Experienced management team Strong operational and financial track record Sound risk management policies and strategies Cost effective grain origination Multiple distribution opportunities Mix of existing operations with opportunities for growth Discussion/Questions 27